CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 30 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 13, 2019, relating to the financial statements and financial highlights appearing in the August 31, 2019 Annual Report to Shareholders of Vanguard Market Liquidity Fund and Vanguard Municipal Cash Management Fund (comprising Vanguard CMT Funds), which report is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers—Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP Philadelphia, PA

December 18, 2019